Fund Accounting and Financial Administration Fee Letter

for

the AAMA Funds

each a series of

Asset Management Fund

This Fund Accounting and Financial Administration Fee Letter (this “Fee Letter”) applies to the Services provided by Ultimus Fund Solutions, LLC (“Ultimus”) to Asset Management Fund (the “Trust”) on behalf of the AAMA Funds listed on Schedule A (individually referred to herein as a “Fund” and collectively as the “Funds”) pursuant to that certain Master Services Agreement dated July 1, 2022, and the Fund Accounting and Financial Administration Addendum dated July 1, 2022 (the “Agreement”). Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

1.	Fees

For the Fund Accounting and Financial Administration Services provided under the Agreement, Ultimus shall be entitled to receive a fee from the Trust or the Funds, on the first business day following the end of each month, or at such time(s) as Ultimus shall request and the parties hereto shall agree, computed at the greater amount of the following methodologies:

Minimum fee per Fund per year as follows:

Per Fund
US Based Domestic Securities	[Intentionally Omitted]

, OR

1.2.	Asset based fee of:

Average Daily Net Assets	Asset Based Fee
Per Fund	0.02%

1.3.	Post-trade Portfolio Compliance Monitoring: Ultimus assesses a fee of $100 per Fund, per month to conduct daily monitoring utilizing our portfolio compliance tool, UComply.

1.4.	Multi-Manager: For Multi-Manager funds, Ultimus charges a fee of $500 per month per manager.

1.5.	Forms N-CEN and N-PORT

A. Each Fund shall pay Ultimus for any reimbursable expenses related to the preparation and filing of Form N-CEN and to meet the requirements of Rule 30a-1 under the 1940 Act.

B. Each Fund agrees to pay Ultimus an annual fee (based on the schedule below), for preparing Forms N-CEN and N-PORT and for meeting the requirements of Rule 30b1-9 under the 1940 Act. The implementation fee shall be paid in two equal installments with the first payment due 60 days prior to the Fund’s first fiscal year end after the compliance date for Form N-CEN, and the second payment due 60 days prior to the Fund’s compliance date for Form N-PORT.

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	Number of Securities	Annual Fee Per Fund (paid monthly)
Equity Funds*	Less than 11 Less than 500	[Intentionally Omitted] [Intentionally Omitted]
	501 to 2,000	[Intentionally Omitted]
	Over 2,000	TBD
Fixed Income Funds	Less than 500	[Intentionally Omitted]
	501 to 1,000	[Intentionally Omitted]
	Over 1,000	TBD

*	Equity Fund is defined as any fund, including funds of funds and ETFs, that has less than 25% debt exposure over the previous three-month period.

1.6.	Securities Pricing Fees: The charges for primary securities/commodity price quotes are determined by Ultimus’ cost of obtaining such quotes and, therefore, are subject to change, irrespective of any other provision in this Fee Letter. Current charges (presented as per security/per day unless otherwise noted) are as follows:

[Intentionally Omitted]

1.7.	The fees are computed daily and payable monthly, along with any reimbursable expenses. The Trust agrees to pay all fees within 30 days of receipt of each invoice. Ultimus retains the right to charge interest of 1.5% on any amounts that remain unpaid beyond such 30-day period. Acceptance of such late charge shall in no event constitute a waiver by Ultimus of the Trust’s default or prevent Ultimus from exercising any other rights and remedies available to it.

2.	Monthly Per Trade Fee

The base fees, as described above, allow each Fund to execute up to 1,000 portfolio trades (i.e., purchases and sales) per month without additional fees. For portfolio trades in excess of this amount, Ultimus will charge the respective Fund $5.00 for each such portfolio trade.

3.	Reimbursable Expenses

Ultimus will assume responsibility for certain reimbursable expenses for the Funds, up to an annual amount not to exceed $5,000 per Fund. These reimbursable expenses include costs associated with the preparation of Ultimus’ Service Organization Control 1 Reports (“SOC1 Reports”), NASDAQ ticker fees and CUSIP related charges. If these expenses exceed the agreed upon cap the Trust or the Funds will be responsible for the additional reimbursable expenses.

The Trust or the Funds will reimburse Ultimus for the actual third-party data costs and data services required to complete Forms N-PORT and N-CEN and to meet the requirements of Rules 30a-1 and 30b1-9 under the 1940 Act. Ultimus will not be responsible for certain operating expenses, including but not limited to federal and state filing fees, custody expenses, automated feeds or benchmark data from providers other than those already available to Ultimus clients, EDGARizing and XBRL services, insurance premiums, typesetting and printing of the Trust’s public documents, fulfillment expenses related to annual shareholder regulatory filings, and fees and expenses of the Trust’s other vendors and providers.

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4.	Term

4.1.	Initial Term. This Fee Letter shall continue in effect until the expiration of the Agreement’s Initial Term (the “Initial Term”).

4.2.	Renewal Terms. Immediately following the Initial Term, this Fee Letter shall automatically renew for successive one-year periods (each a “Renewal Term”).
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5.	Fee Increases

On each anniversary date of the Agreement, Ultimus will increase the minimum fees listed in Section 1 above by an amount not to exceed the average annual change for the prior calendar year in the Consumer Price Index for All Urban Consumers - All Items (seasonally adjusted)1 plus 1.5%.

6.	Amendment

The parties may only amend this Fee Letter by written amendment signed by both parties.

Signatures are located on the next page.

[1]	Using 1982-84=100 as a base, unless otherwise noted in reports by the Bureau of Labor Statistics.
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The parties duly executed this Fund Accounting and Financial Administration Fee Letter dated May 20, 2025.

	Asset Management Fund		Ultimus Fund Solutions, LLC

By:	/s/ David Bunstine	By:	/s/ Gary Tenkman
Name:	David Bunstine	Name:	Gary Tenkman
Title:	President	Title:	Chief Executive Officer

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SCHEDULE A

to the

Master Services Agreement

between

Asset Management Fund

and

Ultimus Fund Solutions, LLC

Dated July 1, 2022

Fund Portfolio(s)

AAMA Funds

AAMA Equity Fund

AAMA Income Fund

AMF Funds

AMF Large Cap Equity Fund

The parties duly executed this Schedule A dated as of May 20, 2025.

Asset Management Fund on its own behalf and on behalf of the Funds		Ultimus Fund Solutions, LLC

By:	/s/ David Bunstine	By:	/s/ Gary Tenkman
Name:	David Bunstine	Name:	Gary Tenkman
Title:	President	Title:	Chief Executive Officer

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